(m)(1)(A)(i)

May 1, 2012

ING Investors Trust
7337 East Doubletree Ranch Road
Suite 100
Scottsdale, Arizona 85258

Re:     Reduction in Fee Payable under the ING Investors Trust Amended and Restated Distribution Plan

Ladies and Gentlemen:

          ING Investments Distributor, LLC (“IID”) hereby waives a portion of the distribution fee payable to IID for the funds listed on Amended Schedule A of the ING Investors Trust Amended and Restated Distribution Plan (the “Distribution Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%. Except as otherwise noted on Amended Schedule A, by this letter, we agree to waive that fee for the period May 1, 2012 through May 1, 2013.

          Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments Distributor, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com